Exhibit 4.11

LAST OUT WATERFALL NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

LAST OUT WATERFALL NOTE

Last Out Waterfall Lender: DEERFIELD PARTNERS, L.P.
Principal Amount: $40,500,000	August 9, 2018

FOR VALUE RECEIVED, the undersigned, Endologix, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the Last Out Waterfall Lender set forth above (the “Last Out Waterfall Lender”) the Principal Amount set forth above (the “Principal Amount”), or, if less, the aggregate unpaid principal amount of the Last Out Waterfall Loan (as defined in the Facility Agreement referred to below) of the Last Out Waterfall Lender to the Borrower, payable at such times and in such amounts as are specified in the Facility Agreement.

The Borrower promises to pay interest on the outstanding principal amount of the Last Out Waterfall Loan and any overdue interest from and after the Agreement Date until such outstanding principal amount of the Last Out Waterfall Loan and any overdue interest are paid in full, payable at such times, in such type (such as cash or paid in-kind) and at such interest rates as are specified in the Facility Agreement. The Borrower promises to pay any Non-Callable Make Whole Amount, any CoC Fee and the Exit Payment that is due on the Last Out Waterfall Loan in accordance with the Facility Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Principal and interest (and any Non-Callable Make Whole Amount, any CoC Fee and the Exit Payment) are payable in Dollars (provided that the PIK Interest Payment is paid in-kind pursuant to Section 2.6(a) of the Facility Agreement) to the Last Out Waterfall Lender in the manner set forth in the Facility Agreement.

This Last Out Waterfall Note (this “Last Out Waterfall Note”) is one of the “Last Out Waterfall Notes”, “Loan Notes” and “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Facility Agreement, dated as of August 9, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders (including the Last Out Waterfall Lender) party thereto and Deerfield Private Design Fund IV, L.P., as agent for the Secured Parties, and the other Loan Documents. Capitalized terms used herein without definition are used as defined in the Facility Agreement.

The Facility Agreement, among other things, (a) provides for the making of a Last Out Waterfall Loan by the Last Out Waterfall Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount, the indebtedness of the Borrower resulting from such Last Out Waterfall Loan being evidenced by this Last Out Waterfall Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Last Out Waterfall Note upon the happening of certain stated events and also for prepayments pursuant to Section 2.3(c) or Section 5.3 of the Facility Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Last Out Waterfall Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Facility Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) thereof.

This Last Out Waterfall Note is assignable or transferable to the extent such assignment or transfer is permitted pursuant to the terms of the Facility Agreement.

Subject to the terms of the Facility Agreement, all payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Last Out Waterfall Lender incurred in connection with this Last Out Waterfall Note in accordance with Section 6.3 of the Facility Agreement.

Other than those notices required to be provided by the Last Out Waterfall Lender to the Borrower under the terms of the Facility Agreement, the Borrower and every endorser of this Last Out Waterfall Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Last Out Waterfall Note and the Facility Agreement or the performance of the obligations under this Last Out Waterfall Note and/or the Facility Agreement. No renewal or extension of this Last Out Waterfall Note or the Facility Agreement, no delay in the enforcement of payment of this Last Out Waterfall Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Last Out Waterfall Note or the Facility Agreement shall affect the liability of the Borrower or any endorser of this Last Out Waterfall Note.

No delay or omission by the Last Out Waterfall Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Last Out Waterfall Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Last Out Waterfall Lender.

This Last Out Waterfall Note shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Last Out Waterfall Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Executive Officer

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